Exhibit(a)(22)

From:	CSG

Subject:	Option Reduction Program – Option Reduction Program Exchange Ratios

Date:	September 5, 2003

OPTION REDUCTION PROGRAM EXCHANGE RATIOS

     On September 5, 2003, at 5:30PM Zurich time, the close of business on the SWX Swiss Exchange, our stock price was CHF45.95. Based on this stock price, we established the exchange ratios to be used to determine the number of new options and/or phantom shares you will receive in exchange for your eligible options, on a grant-by-grant basis. We also set the exercise price of the new options at CHF 50.55 which is 10% above the closing price. At 12:00 Midnight, New York City time, we will confirm and finalize these exchange ratios.

     The tables below set forth the exchange ratios. In addition, you may obtain the exchange ratios at http://csgintra.net/en/news/2003/orp/groupnews.html, or by contacting any of the people listed on Schedule B of the Offer to Exchange, as amended, and listed below:

Americas:-
Peter Calamari Shameeza Bharratt Tom Degennaro Angelina Gargano Stanley Wexler	*105 9586 *105 7767 *105 1994 *106 5776 *105 7820
Europe: -
Philip Halliday Teri Chan Kim Nicholson	*448 1089 *448 8032 *443 5203
Asia Pacific: -
Ian Love Patrick Kerrigan	*650 3805 *650 3808
Switzerland: -
Elizabeth Pfister Timothy S Gardner	41 1 333 3233 41 1 333 1530

     Should you have any questions or difficulties regarding the exchange ratios or the Option Reduction Program, please contact any of these persons. At least one of them (although not necessarily the individual in your region) will be available at all times until the exchange offer closes, which is currently expected to be 12:00 Midnight, New York City time, on Tuesday, September 9, 2003.

     This email explains how to determine the number of new options and/or phantom shares you will receive using the exchange ratios. As described in the Offer to Exchange, as amended, participants in Switzerland will receive blocked registered shares in lieu of phantom shares. Participants in Switzerland can determine the number of blocked registered shares they will receive using the exchange ratio for phantom shares.

     The offer is scheduled to expire at 12:00 Midnight (extended from 5:00PM), New York City time, on September 9, 2003, which is only four days away. CSG must receive your acceptance in one of the applicable forms prescribed by the Offer to Exchange, as amended (electronic acceptance method or acceptance by FAX, your local postal service or a courier such as Federal Express), prior to this time. Acceptances received after 12:00 Midnight, New York City time, on September 9, 2003 will not be valid.

     If you are eligible to use the electronic acceptance method, you can only access the election form via the e-mail that you received containing the Offer to Exchange. To obtain a duplicate e-mail, click on the “Re-send e-mail” tab at the top left of this communication. You should also note that in order to submit your electronic election you must not have exceeded the storage limit in your e-mail account.

STEPS TO CALCULATE THE NUMBER OF NEW OPTIONS AND/OR PHANTOM SHARES YOU
WILL RECEIVE ON A GRANT-BY-GRANT BASIS BASED ON THE EXCHANGE RATIOS SET FORTH
BELOW

If you elect to receive all new options or all phantom shares in exchange for your eligible options:

1)	Find the exercise price of your eligible options in the far left column of the table.

2)	The exchange ratio for new options is located in the middle column and the exchange ratio for phantom shares is in the third column.

3)	Multiply the number of eligible options you hold at the specified exercise price by the exchange ratio for new options and/or phantom shares and round this number to the nearest whole number. This will give you the number of new options and/or phantom shares that you will receive in exchange for the eligible options you hold at the specified exercise price.

If you elect to receive a 50/50 combination of new options and/or phantom shares in exchange for your eligible options:

1)	Find the exercise price of your eligible options in the far left column of the table.

2)	The exchange ratio for new options is located in the middle column and the exchange ratio for phantom shares is in the third column.

3)	Multiply the number of eligible options you hold at the specified exercise price by the exchange ratio for new options and divide by two. Round this number to the nearest whole number to determine the number of new options that you will receive in exchange for the eligible options you hold at the specified exercise price.

4)	Multiply the number of eligible options you hold at the specified exercise price by the exchange ratio for phantom shares and divide by two. Round this number to the nearest whole number to determine the number of phantom shares that you will receive in exchange for the eligible options you hold at the specified exercise price.

FINAL EXCHANGE RATIO TABLE

Exercise price of		Exchange ratio for
Eligible Options	Exchange ratio for	phantom/blocked
surrendered - CHF	new options	shares

95.6750	0.356	0.114
94.6400	0.354	0.113
84.7500	0.452	0.145
84.3250	0.456	0.146
80.5000	0.486	0.156
79.1250	0.505	0.162
73.5000	0.619	0.198
72.3750	0.628	0.201
71.0000	0.673	0.216
70.7500	0.678	0.217
70.1050	0.572	0.183
65.7500	0.748	0.240
65.1150	0.634	0.203
63.4000	0.788	0.253
62.1500	0.804	0.258
61.9850	0.679	0.218
61.8500	0.814	0.261
58.1000	N/A	0.274
57.9875	N/A	0.237
57.8500	N/A	0.276
56.4000	N/A	0.283
55.3925	N/A	0.251
54.1000	N/A	0.290
51.6000	N/A	0.305
51.5325	N/A	0.240
50.4675	N/A	0.272

Exercise price of		Exchange ratio for
Eligible Options	Exchange ratio for	phantom/blocked
surrendered - CHF	new options	shares

50.0650(April 26, 2000)	N/A	0.260
50.0650 (Jan 24, 2000)	N/A	0.251
48.8500	N/A	0.330
48.3350	N/A	0.281
47.0000	N/A	0.341
46.3375	N/A	0.282
45.2700	N/A	0.301
44.4750	N/A	0.301
41.9450	N/A	0.324
41.4100	N/A	0.327
34.1000	N/A	0.455
32.2500	N/A	0.465
30.6000	N/A	0.492

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO and any amendments thereto, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

Cautionary Statement Regarding Forward-looking Information

This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.